Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

October 15, 2010

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: General Automotive Company — SEC File No.333-137755

Dear Ladies and Gentlemen:

We have read the statements of General Automotive Company in Item 4.01 on Form 8-K to be filed on or about October 18, 2010 and are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC